UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  June 24, 2019

INSIGHT ENTERPRISES, INC.

(Exact name of registrant as specified in its charter)

Delaware	0-25092	86-0766246
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

6820 South Harl Avenue, Tempe, Arizona		85283
(Address of principal executive offices)		(Zip Code)

Registrant's telephone number, including area code:

(480) 333-3000

Not Applicable

(Former name or former address, if changed since last report)

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol	Name of each exchange on which registered
Common stock, par value $0.01	NSIT	The NASDAQ Global Select Market

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☒	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company           ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.          ☐

Item 1.01.	Entry into a Material Definitive Agreement.

The Merger and the Merger Agreement

On June 23, 2019, Insight Enterprises, Inc., a Delaware corporation (“Insight”), entered into an Agreement and Plan of Merger (the “Merger Agreement”) with PCM, Inc. a Delaware corporation (“PCM”), and Trojan Acquisition Corp., a Delaware corporation and wholly owned subsidiary of Insight (“Merger Sub”).  Pursuant to, and on the terms and subject to the conditions of, the Merger Agreement, Merger Sub will be merged with and into PCM (the “Merger”), with PCM continuing as the surviving corporation in the Merger.

Merger Consideration

On the terms and subject to the conditions of the Merger Agreement, at the effective time of the merger (the “Effective Time”), each share of common stock, par value $0.001, of PCM (each, a “PCM Share”) issued and outstanding immediately prior to the Effective Time (other than (i) PCM Shares owned by Insight, Merger Sub or PCM or any of their respective direct or indirect wholly-owned subsidiaries, in each case, not held by third parties, and (ii) PCM Shares owned by stockholders of PCM who have perfected and not withdrawn a demand for appraisal pursuant to Section 262 of the General Corporation Law of the State of Delaware) will be converted into the right to receive $35.00 in cash (the “Per Share Merger Consideration”), without interest.

Treatment of Equity Awards

At the Effective Time, (i) each outstanding PCM option to purchase a PCM Share under PCM’s stock plans, whether vested or unvested, will be cancelled in exchange for the right to receive an amount in cash equal to the excess, if any, of the Per Share Merger Consideration over the exercise price of such option  and (ii) each restricted stock unit outstanding under PCM’s stock plans (each, a “PCM RSU”), whether vested or unvested, will be cancelled in exchange for the right to receive an amount in cash equal to the Per Share Merger Consideration plus any accrued and unpaid dividend equivalents with respect to such PCM RSU.

Certain Other Terms of the Merger Agreement

Consummation of the Merger is subject to customary conditions including, among others, (i) the approval of PCM’s stockholders and (ii) the expiration or earlier termination of the waiting period applicable under the Hart-Scott Rodino Act and the receipt of antitrust approval or clearance under any other applicable antitrust or competition law. In addition, the obligation of each party to consummate the Merger is also conditioned on the other party’s representations and warranties being true and correct (subject to certain materiality qualifications) and the other party having performed in all material respects its obligations under the Merger Agreement.  Insight’s obligations to consummate the Merger are further subject to the absence of a “Material Adverse Effect” (as defined in the Merger Agreement) with respect to PCM since the date of the Merger Agreement.  The consummation of the Merger is not subject to Insight’s receipt of financing.

Each of Insight, PCM and Merger Sub has made customary representations and warranties and agreed to customary pre-closing covenants in the Merger Agreement, including, among others, the mutual covenant of each of Insight and PCM to use their respective reasonable best efforts to consummate and make effective the transactions contemplated by the Merger Agreement.  In addition, PCM has agreed to other customary pre-

closing covenants, including, among others, to conduct its business in the ordinary course during the interim period between the execution of the Merger Agreement and the consummation of the Merger.

The Merger Agreement also provides that PCM shall not (i) initiate, solicit, knowingly encourage or knowingly facilitate any inquiries, proposals or indications of interest regarding an acquisition proposal; subject to certain exceptions, engage or participate in any negotiations with any third party concerning any acquisition proposal; or subject to certain exceptions provide any information to any third party relating to any acquisition proposal and (ii) subject to certain exceptions, withhold or withdraw the recommendation of its board of directors that the holders of the PCM Shares adopt the Merger Agreement.  The Merger Agreement also requires, subject to certain exceptions, that PCM convene a meeting of its stockholders to vote upon the adoption of the Merger Agreement as promptly as practicable following the effectiveness of the proxy statement relating to such meeting.

The Merger Agreement contains termination rights for each of Insight and PCM, including, among others, (i) in the event that the Merger has not been consummated by November 20, 2019, (ii) in the event that the requisite approval of PCM’s stockholders is not obtained upon a vote thereon, (iii) in the event that any governmental authority shall have taken action to restrain, enjoin or prohibit the consummation of the Merger, which action shall have become final and non-appealable and (iv) in the event that there is a breach by the other party of any of its representations, warranties, covenants or agreements, which breach is sufficiently material and not timely cured or curable.  In addition, Insight may terminate the Merger Agreement if, prior to receipt of the requisite approval of PCM’s stockholders, PCM’s board of directors shall have changed their recommendation in respect of the Merger.

In the event of a termination of the Merger Agreement under specified circumstances, PCM will be required to pay Insight a termination fee of $16.6 million (the “Termination Fee”).  These circumstances include: (i) a termination by Insight following a change in the recommendation by the board of directors of PCM; (ii) a termination by PCM in order to enter into an agreement with respect to a superior proposal (which termination right of PCM is subject to certain conditions, including that PCM shall have complied in all material respects with its non-solicitation covenant); or (iii) a termination by Insight or PCM due to (x) the Merger not being consummated by November 20, 2019, (y) the failure to obtain the requisite approval of PCM’s stockholders upon a vote thereon, or (z) a breach by PCM of its representations and warranties, covenants or agreements in the Merger Agreement that is sufficiently material and not timely cured or curable, so long as, in the case of a termination for any of the reasons set forth in (x), (y) and (z), both (A) before the date of such termination an acquisition proposal shall have been publicly announced (and not withdrawn without qualification prior to the earlier of (I) five days prior to the special meeting relating to the Merger and (II) the termination of the Merger Agreement) and (B) within twelve months of the date of such termination, PCM shall have entered into a definitive agreement for an acquisition proposal that is subsequently consummated.

The foregoing description of the Merger Agreement and the transactions contemplated thereby does not purport to be complete and is subject to, and qualified in its entirety by, the full text of the Merger Agreement, a copy of which is attached hereto as Exhibit 2.1 and incorporated herein by reference.

The Merger Agreement has been included to provide investors and security holders with information regarding the terms of the Merger.  It is not intended to provide any other factual information about Insight or PCM.  The representations, warranties, covenants and agreements contained in the Merger Agreement were made only for purposes of the Merger Agreement and as of the specific date or dates set forth therein, are solely for the benefit of the parties to the

Merger Agreement, may be subject to limitations agreed upon by the contracting parties (including being qualified by confidential disclosures made for the purposes of allocating contractual risk between the parties to the Merger Agreement instead of establishing these matters as facts) and may be subject to standards of materiality applicable to the contracting parties that differ from those applicable to investors and security holders.  Investors and security holders should not rely on the representations, warranties, covenants and agreements or any descriptions thereof as characterizations of the actual state of facts or condition of Insight, PCM or Merger Sub or any of their respective subsidiaries or affiliates. Moreover, information concerning the subject matter of the representations and warranties set forth in the Merger Agreement may change after the date of the Merger Agreement, which subsequent information may or may not be fully reflected in Insight’s or PCM’s public disclosures.

Financing of the Merger

In connection with the Merger Agreement, Insight entered into a debt commitment letter (the “Commitment Letter”), dated as of June 23, 2019, with JPMorgan Chase Bank, N.A. (“JPMorgan”), pursuant to which, subject to the terms and conditions set forth therein, JPMorgan has committed to provide a senior secured revolving credit facility in an aggregate principal amount of up to $1,500 million (the “Debt Financing”). The proceeds from the Debt Financing may be used to (i) finance the Merger, (ii) refinance certain existing indebtedness of Insight and PCM (the “Refinancing”), (iii) pay fees and expenses incurred in connection with the Merger, the Debt Financing and the Refinancing and (iv) finance other working capital needs and/or other general corporate purposes.

The foregoing description of the Commitment Letter and the transactions contemplated thereby does not purport to be complete and is subject to, and qualified in its entirety by, the full text of Commitment Letter, a copy of which is attached hereto as Exhibit 10.1 and incorporated herein by reference.

Voting Agreement

On June 23, 2019, concurrently with the execution of the Merger Agreement, the stockholders of the Company identified therein, including each of the PCM’s directors and executive officers and certain affiliated trusts, entered into a Voting Agreement with Insight and PCM (the “Voting Agreement”), pursuant to and on the terms and subject to the conditions of which, among other things, each such stockholder (1) agreed to cause to be present and counted and to vote (or cause to be voted or acted upon by written consent) all of such stockholder’s PCM Shares, among other things, (a) in favor of the adoption of the Merger Agreement and approval of the transactions contemplated thereby, including the Merger, (b) in favor of any proposal to adjourn or postpone the special meeting relating to the Merger to a later date if there are not sufficient votes to adopt the Merger Agreement or if there are not sufficient PCM Shares present in person or by proxy at such meeting to constitute a quorum and (c) against any “Acquisition Proposal” or “Alternative Transaction” (in each case, as defined in the Merger Agreement) or the adoption of any agreement providing for or contemplating an Alternative Transaction and (2) appointed Insight as such stockholder’s attorney in fact and proxy for the purposes of voting its PCM Shares at the special meeting relating to the Merger in order to cause such stockholder to comply with the foregoing covenant.  As of June 23, 2019, the stockholder parties to the Voting Agreement owned 2,836,535 PCM Shares, representing approximately 23% of the PCM Shares issued and outstanding at such time.

The foregoing description of the Voting Agreement does not purport to be complete and is subject to, and qualified in its entirety by, the full text of such agreement, a copy of which is attached hereto as Exhibit 99.1 and incorporated herein by reference.

Item 7.01.Regulation FD Disclosure.

On June 24, 2019, Insight and PCM issued a joint press release announcing entry into the Merger Agreement. The full text of this press release is furnished on Exhibit 99.2 hereto and is incorporated herein by reference.

On June 24, 2019, Insight will hold an investor call relating to the transactions contemplated by the Merger Agreement.  Insight will make available on the investor relations section of its website an investor presentation for reference during such call.  A copy of the investor presentation is attached hereto as Exhibit 99.3 and is incorporated herein by reference.

The information under this Item 7.01 of this Current Report on Form 8-K, including Exhibits 99.2 and 99.3, shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or incorporated by reference in any filing under the Securities Act of 1933, as amended, or the Exchange Act, except as shall be expressly set forth by specific reference in such a filing.

***

Cautionary Note Regarding Forward-Looking Statements

Certain statements contained in this communication may constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995.  Forward-looking statements can typically be identified by such words as “aim”, “anticipate,” “believe,” “continue,” “could,” “estimate,” “evolve,” “expect,” “forecast,” “intend,” “looking ahead,” “may,” “opinion,” “plan,” “possible,” “potential,” “project,” “should,” “will,” and variations of such words and other similar expressions.

These forward-looking statements are only predictions based on current expectations and assumptions and are inherently subject to risks and uncertainties, some of which cannot be predicted or quantified.  There are important factors that could cause actual results to differ materially from the results expressed or implied by forward-looking statements, including (i) the risk factors set forth under “Risk Factors” in Part I, Item 1A of Insight’s Annual Report on Form 10-K for the fiscal year ended December 31, 2018, set forth in Insight’s subsequent Quarterly Reports on Form 10-Q or set forth in Insight’s other filings with the SEC and (ii) any of the following:

•	the failure of Insight to obtain the financing anticipated to consummate the Merger;
•	the failure to consummate or a delay in the consummation of the Merger for other reasons;
•	the timing to consummate the Merger;
•	the risk that a condition to the consummation of the Merger, including the receipt of any required regulatory approvals, may not be satisfied or waived;
•	the failure of PCM’s stockholders to approve the Merger;
•	unexpected costs or liabilities in connection with the consummation of the Merger;
•	Insight’s inability to achieve expected synergies and operating efficiencies as a result of the Merger, whether within the expected time frames, without undue difficulty, cost or expense, or at all;

•	Insight’s inability to successfully integrate PCM’s operations into its own, whether within expected time frames, without undue difficulty, cost or expense, or at all;
•	the level of revenues following the transaction, which may be lower than expected;
•

operating costs, customer loss and business disruptions arising from the Merger and the pendency or consummation thereof (including, without limitation, difficulties in maintaining relationships with employees, customers, clients or suppliers), which may be greater than expected;

•	uncertainties surrounding the transaction;
•	the outcome of any legal proceedings related to the transaction;
•	other adverse economic, business, and/or competitive factors;
•	risks that the pending transaction distracts the management of Insight or PCM or disrupts current plans and operations;
•	Insight’s ability to retain key PCM and Insight employees; and
•

other risks to consummation of the transaction, including circumstances that could give rise to the termination of the merger agreement and the risk that the transaction will not be consummated within the expected time period, without undue delay, cost or expense, or at all.

All forward-looking statements are qualified by, and should be considered in conjunction with, these cautionary statements.  Readers are cautioned not to place undue reliance on any forward-looking statements, which speak only as of the date on which such statements are made.  Except as required by applicable law, neither Insight nor PCM undertakes any obligation to update forward-looking statements to reflect events or circumstances arising after such date.

Additional Information and Where to Find It

In connection with the Merger, PCM will file with the SEC a proxy statement on Schedule 14A (the “Proxy Statement”), as well as other relevant materials regarding the Merger.  Following the filing of the definitive Proxy Statement with the SEC, PCM will mail the definitive Proxy Statement and a proxy card to each stockholder entitled to vote at the special meeting relating to the Merger.  PCM stockholders are urged to carefully read the Proxy Statement and other materials relating to the Merger (and any amendments or supplements thereto) and any other relevant documents filed with the SEC when they become available because they will contain important information.  The definitive proxy statement, the preliminary proxy statement and other relevant materials regarding the Merger (when they become available), and any other documents filed by PCM with the SEC, may be obtained free of charge at the SEC’s website (http://www.sec.gov), at PCM’s investor website  (investor.pcm.com), or by writing or calling the Company at 1940 E. Mariposa Avenue, El Segundo, California 90245 or (310) 354-5600.

Participants in a Solicitation

PCM and its directors are, and PCM’s officers and Insight and its directors and officers may be deemed to be, participants in the solicitation of proxies from PCM’s stockholders with respect to the Merger described in the Proxy Statement.  Information about PCM’s directors and executive officers and their ownership of PCM’s common stock is set forth in PCM’s Form 10-K/A filed with the SEC on April 30, 2019 (PCM’s “Form 10-K/A”).  To the extent that holdings of PCM’s securities have changed since the amounts printed in PCM’s Form 10-K/A, such changes have been or will be reflected on Statements of Change in Ownership on Form 4 filed with the SEC.  Information regarding the identity of the participants in the proxy solicitation and their direct or indirect interests in the transaction, by security holdings or otherwise, will be set forth in the Proxy

Statement and other materials to be filed with SEC in connection with the Merger.  Information about the directors and executive officers of Insight is set forth in the proxy statement for Insight’s 2019 Annual Meeting of Stockholders, which was filed with the SEC on April 10, 2019.

Item 9.01.Financial Statements and Exhibits.

(d) Exhibits.

Exhibit Number	Description
2.1	Agreement and Plan of Merger, dated as of June 23, 2019, by and among Insight Enterprises, Inc., Trojan Acquisition Corp. and PCM.*
10.1	Commitment Letter, dated as of June 23, 2019, by and between Insight Enterprises, Inc. and JPMorgan Chase Bank, N.A.
99.1	Voting Agreement, dated as of June 23, 2019, by and among the PCM stockholders party thereto, Insight Enterprises, Inc., Trojan Acquisition Corp. and PCM.
99.2	Joint press release issued by Insight Enterprises, Inc. and PCM on June 24, 2019.
99.3	Investor presentation of Insight Enterprises, Inc., dated June 24, 2019.

*Certain schedules (or similar attachments) to the Agreement and Plan of Merger have been omitted pursuant to Item 601(b)(2) of Regulation S-K.  The registrant agrees to furnish copies of any such schedules (or similar attachments) to the U.S. Securities and Exchange Commission upon request.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Insight Enterprises, Inc.

Date:  June 24, 2019By:    /s/Glynis Bryan_________________

Glynis A. Bryan
Chief Financial Officer